UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               CTD Holdings, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   232930 10 7
                                 (CUSIP Number)

                                  April 6, 2004
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]   Rule 13d-1(b)

      [ ]   Rule 13d-1(c)

      [ ]   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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

CUSIP No. 232930 10 7
          -----------
--------------------------------------------------------------------------------
1. NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Randy "Lazarus" McAtee
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a) [ ] (b) [ ]
--------------------------------------------------------------------------------
3. SEC USE ONLY

--------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

     USA
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           282,670
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         282,670
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
--------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     282,670
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [  ]
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.90%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------



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

Item 1(a)   Name of Issuer

            CTD Holdings, Inc

Item 1(b).  Address of Issuer's Principal Executive Offices

            27317 N.W. 78 Avenue, High Springs, Florida 32643

Item 2(a)   Name of Person(s) Filing

            Randy "Lazarus" McAtee

Item 2(b)   Address of Principal Business Office or, if none, Residence

            6710 North West Suite 108, Fresno CA, 93711

Item 2(c)   Citizenship

            US

Item 2(d)   Title of Class of Securities

            Common Stock

Item 2(e)   CUSIP Number

            232930 10 7

Item 3 If this Statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

            (b)       [ ] Bank as defined in Section 3(a)(6) of the Exchange
                      Act;

            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

            (d) [ ] Investment company registered under Section 8 of the Investment Company Act;

            (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c )(14) of the Investment Company Act; or

            (j)       [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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

Item 4      Ownership

            (a) Amount Beneficially Owned:

                  282,670

            (b) Percent of class: 4.9%


            (c) Number of Shares to which the person has:

                  (i)     Sole power to vote or direct the vote: 282,670

                  (ii)    Shared power to vote or direct the vote:
                           -0-

                  (iii)   Sole power to dispose of or direct the disposition of:
                           282,670

                  (iv) Shared power to dispose of or direct the disposition of: -0-

Item 5      Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On by the Parent Holding Company or Control Person.

            Not applicable

Item 8     Identification and Classification of Members of the Group

            Not applicable

Item 9      Notice of Dissolution of Group

            Not Applicable


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

Item 10     Certification

     (a) The following certification shall be included if the statement is filed pursuant to 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b)The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information contained in this statement is true, complete and correct.

Dated: April 21, 2004



                                                By:   /s/ Randy McAtee
                                                     ---------------------------
                                                Name:     Randy McAtee
                                                Title:





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